Exhibit 10.13
AGREEMENT WITH RESPECT TO
THE STOCK PURCHASE AGREEMENT
     This Agreement with respect to the Stock Purchase Agreement (this “Agreement”) is made as of this 19th day of December, 2008 among NRG Energy, Inc., a Delaware corporation (“Issuer”), Credit Suisse First Boston Capital LLC (together with its successor and assigns, “Purchaser”) and Credit Suisse First Boston LLC, solely in its capacity as the Calculation Agent (the “Calculation Agent”).
W I T N E S S E T H
     WHEREAS, Issuer and Purchaser are party to the Stock Purchase Agreement dated August 11, 2005 (the “Stock Purchase Agreement”), whereby Issuer issued to Purchaser Issuer’s 3.625% Perpetual Convertible Preferred Stock (the “Preferred Stock”) on the terms and conditions set forth therein;
     WHEREAS, the Preferred Stock have the terms and provisions contained in a Certificate of Designations filed with the Delaware Secretary of State as of August 11, 2005 (the “Certificate of Designations”);
     NOW, THEREFORE, in consideration of their mutual covenants herein contained, the parties hereto, intending to be legally bound, hereby mutually covenant and agree as follows:
     SECTION 1 . Definitions. As used herein, capitalized terms not defined herein shall have the meaning ascribed to them in, or as provided in, the Stock Purchase Agreement and the Certificate of Designations.
     SECTION 2 . Notice of Stock Borrow Disruption. (a) Purchaser shall provide notice (a “Stock Borrow Disruption Notice”) to Issuer following the end of each calendar month during which a Stock Borrow Disruption Period occurred or was continuing of (i) the increase to the dividend rate for the Preferred Stock, and the period of effectiveness for such increase, that would be made pursuant to Section 8.2 of the Certificate of Designations to account for Purchaser’s increased hedging costs during such period (the “Dividend Adjustment”) and (ii) an amount of cash payable in U.S. dollars (the “Cash Amount”) that Issuer may elect to pay in lieu of such adjustment. Such Stock Borrow Disruption Notice shall specify the nature of the Stock Borrow Disruption Period and shall provide a reasonably detailed basis for the determination of the Dividend Adjustment and the Cash Amount. Purchaser shall respond in good faith to good faith inquiries or disputes from Issuer regarding the Stock Borrow Disruption Period, Dividend Adjustment or Cash Amount set forth in a Stock Borrow Disruption Notice.
     (b) By 5:00 PM, New York City time, on the third Business Day immediately following the date of each Stock Borrow Disruption Notice, Issuer may pay the Cash Amount in immediately available funds by wire transfer to an account designated by Purchaser, in which case the Dividend Adjustment described in such Stock Borrow Disruption Notice shall not take effect. If Issuer does not make such payment by such time, then such Dividend Adjustment shall be effective on the terms set forth in such Stock Borrow Disruption Notice.
     SECTION 3 . Representations, Warranties and Agreements of Issuer. Issuer represents, warrants and agrees as follows:
     (a) Issuer has all requisite corporate power and authority to enter into this Agreement. This Agreement has been duly authorized, executed and delivered by Issuer and is the legally valid and binding obligation of Issuer, enforceable against Issuer in accordance with its terms.
     (b) The compliance by Issuer with all of the provisions of this Agreement and the consummation of the transactions contemplated hereby (i) will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, any indenture, mortgage, deed of trust, loan agreement, lease or other agreement or instrument to which Issuer or any of its subsidiaries is a party or by which Issuer or any of its subsidiaries is bound or to which any of the property or assets of Issuer or any of its subsidiaries is subject, (ii) will not result in any violation of the provisions of the charter, by-laws or applicable organizational documents of Issuer or any of its subsidiaries or (iii) will not violate any statute or any order, rule or regulation of any court or governmental agency or body having jurisdiction over Issuer or any of its subsidiaries or any of their properties or assets; and no consent, approval, authorization or order of, or filing, registration or qualification with any such court or governmental agency or body is required for the delivery of the Delivered Shares to Purchaser or the consummation by Issuer of the transactions contemplated herein, except (x) in the cases of clauses (i) and (iii) only, for such defaults, violations and failures as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect; (y) such consent, approvals, authorizations, orders, filings, registrations or qualifications that have been obtained or where failure to do so would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect; and (z) such consents, approvals, authorizations, orders, filings, registrations or qualifications as may be required under state securities or Blue Sky laws in connection with the delivery of the Delivered Shares to Purchaser.
     SECTION 4 . Stock Purchase Agreement and Certificate of Designations. For the avoidance of doubt, the Stock Purchase Agreement and the Certificate of Designations shall remain in full force and effect. Nothing in this Agreement shall be construed as a waiver by Purchaser of any of its rights under the Stock Purchase Agreement, the Certificate of Designations or otherwise.

     IN WITNESS WHEREOF, this Agreement has been executed as of the date first written above.

ISSUER: NRG ENERGY, INC.
By:	/s/ Christopher Sotos
Name:	Christopher Sotos
Title:	Vice President and Treasurer

PURCHASER: CREDIT SUISSE INTERNATIONAL
By:	/s/ Tobias Schraven
Name:	Tobias Schraven
Title:	Director

By:	/s/ Steve Winnert
Name:	Steve Winnert
Title:	Managing Director

AGENT: CREDIT SUISSE SECURITIES (USA) LLC
By:	/s/ Barry Dixon
Name:	Barry Dixon
Title:	Vice President